THIS CONVERTIBLE TERM NOTE HAS NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAW OR THE SECURITIES ACT OF 1933, AS AMENDED ("FEDERAL ACT"). THIS CONVERTIBLE TERM NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD, OR TRANSFERRED, NOR WILL ANY ASSIGNEE OR TRANSFEREE HEREOF BE RECOGNIZED BY THE MAKER HEREOF AS HAVING ANY INTEREST IN THIS CONVERTIBLE TERM NOTE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS CONVERTIBLE TERM NOTE UNDER ANY APPLICABLE STATE LAW AND THE FEDERAL ACT OR ANY OPINION OF COUNSEL SATISFACTORY TO THE MAKER HEREOF THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS CONVERTIBLE TERM NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN LIFESTREAM TECHNOLOGIES, INC. SUBSCRIPTION AGREEMENT OF EVEN DATE HEREWITH BETWEEN LIFESTREAM TECHNOLOGIES, INC. AND HOLDER, AND HOLDER AGREES AND UNDERSTANDS THAT IT SHALL BE BOUND BY THE PROVISIONS OF SUCH AGREEMENT.

               LIFESTREAM TECHNOLOGIES, INC. CONVERTIBLE TERM NOTE


$                                                                        , 2001
 ----------                                                  -------------------



         1.       PROMISE TO PAY

                  FOR VALUE RECEIVED, the undersigned LIFESTREAM TECHNOLOGIES, INC., a Nevada corporation (the "Company"), HEREBY PROMISES TO PAY __________("Purchaser"), on or before July 30, 2003, the principal amount of
___________________________($), together with interest on such principal amount at the rates per annum provided below, which payments of interest shall be made as provided below, and the amount of any "Registration Delay Payments" (as defined in the Registration Rights Agreement by and among the parties dated of even date herewith (the "Registration Rights Agreement")) which Purchaser elects not to receive in cash and which shall be added to (and shall not be in lieu of) the amount of principal and interest accrued and payable hereunder. All principal, interest and Registration Delay Payments hereunder are payable in lawful money of the United States of America to Purchaser in immediately available funds.

                  This Convertible Term Note ("the Note" or "this Note") shall bear interest at a per annum interest rate equal to the prime rate as published in the "Money Rates" tables of The Wall Street Journal on the first date of the calendar quarter in which this Note is issued plus two percent (2%) and adjusted on the first day of each subsequent calendar quarter in which the Note is outstanding. The term of this Note shall extend until (Date) (the "Term"). Interest shall be payable upon the earlier to occur of (i) the conversion of the Note or (ii) the expiration of the Term of the Note. Subject at all times upon Purchaser's rights of conversion herein, the Company may prepay the Note at any time or times, in whole or in part, on not less than 30 days' prior written notice to Purchaser (the "Prepayment Notice"). Each Prepayment Notice shall specify the principal amount of this Note and all other outstanding Notes to be redeemed. Each prepayment of principal of this Note shall be accompanied by the payment of all interest and Registration Delay Payments accrued and unpaid to the prepayment date on the principal amount to be prepaid. In the event the Company elects to prepay only a portion of the aggregate amount of outstanding Notes, such prepayment shall be made on a pro rata basis to all holders of the Notes.

         2.       CONVERSION OF NOTE

                  Purchaser shall have conversion rights as follows (the "Conversion Rights"):


                  2.1 Right to Convert - Purchaser. Subject to and upon compliance with the provisions of this Section 2, at any time after the date hereof (the "Closing Date") at the option of Purchaser, the Note, or any $1,000 multiple of the principal amount thereof then outstanding, may be converted at the outstanding principal amount hereof, or at such portion hereof, into fully paid and non-assessable shares of registered common stock, $.001 par value, of the Company, and stock of any other class or classes into which such common stock or any such class may be hereafter changed or reclassified ("Common Stock"), at the initial conversion rate of one (1) fully paid and non-assessable share of Common Stock for each $1.00 amount of principal amount of the Note plus any accrued and unpaid interest on such principal amount and Registration Delay Payments ("Conversion Rate") (which $1.00 per share of Common Stock shall also be referred to hereinafter as the "Conversion Price"); provided, however, that the Conversion Rate shall be subject to the adjustments described below.

                  2.2 Right to Convert - Issuer (the "Company"). Subject to and upon compliance with the provisions of this Section 2, at any time after the date hereof (the "Closing Date") the Company can force conversion of the Note, of principal and accrued and unpaid interest and Registration Delay Payments then outstanding, upon the Company's common stock, as quoted by NASDAQ, or other trading stock market, maintaining a bid price on or above $3.00 per share for twenty consecutive trading days, into fully paid and non-assessable shares of registered common stock, $.001 par value, of the Company, and stock of any other class or classes into which such common stock or any such class may be hereafter changed or reclassified ("Common Stock"), at the initial conversion rate of one
(1) fully paid and non-assessable share of Common Stock for each $1.00 amount of principal amount of the Note plus any accrued and unpaid interest and Registration Delay Payments on such principal amount ("Conversion Rate") (which $1.00 per share of Common Stock shall also be referred to hereinafter as the "Conversion Price"); provided, however, that the Conversion Rate shall be subject to the adjustments described below.

                  2.3 Mechanics of Conversion. Before Purchaser shall be entitled to convert this Note into shares of Common Stock, Purchaser shall surrender the Note to the Company at its offices at its address below (or at such other address of which the Company shall have notified Purchaser in writing), and shall give written notice to the Company at such offices that Purchaser elects to convert the Note, or if less than the entire principal amount of the Note is to be converted, the portion thereof to be converted. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued and shall contain such representations as may reasonably be required by the Company to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable laws. As promptly as practicable after the receipt of such notice and the surrender of the Note as aforesaid, the Company shall issue and shall deliver to Purchaser at the address specified by Purchaser in the written notice of conversion a certificate or certificates for the number of full shares issuable upon the conversion of the Note (or portion thereof) in accordance with the provisions of this Section 2 and cash as provided in Section 2.4 hereof. Such conversion shall be deemed to have been effected at the close of business on the date on which such notice shall have been received at the office of the Company and the Note shall have been surrendered as aforesaid (the "Conversion Date"), and at such time the rights of Purchaser as obligee shall cease as to the portion of the Note which has been converted, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Upon conversion of the Note in part only, the Company shall execute and deliver to or on the order of Purchaser, at the expense of the Company, a new note in principal amount equal to the unconverted portion of the Note so converted.

                  2.4 Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of the Note. Instead of any fractional shares which would otherwise be issuable upon conversion of the Note or specified portions thereof, the Company shall pay to Purchaser a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the Conversion Price per share of Common Stock as of the Conversion Date.

                  2.5 Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) If the Company issues shares of Common Stock other than
(i) all shares of Common Stock issued in connection with the acquisition of another company by the Company by merger or other reorganization whereby the Company owns, upon consummation of such acquisition, more than fifty percent (50%) of the voting power to elect the directors of such other company, or in connection with the acquisition of all or substantially all of the assets of such other company, (ii) employee stock options and (iii) and in connection with conversion of notes, warrants and options issued pursuant to or previous to this Note, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing:

                      (i)   an amount equal to the sum of:

                           (A) the total number of shares of Common Stock
                      outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 2.5(a)(iii)(C) hereof and to Section 2.5(b)) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

                           (B) the consideration received by the Company upon
                      such issuance, by

                     (ii) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 2.5(a)(iii)(C) and to
                Section 2.5(b)) immediately after such issuance of such Common Stock.

                     (iii) For the purposes of any adjustment of the
                Conversion Price pursuant to this Section 2.5(a), the following provisions shall be applicable:

                           (A) When Common Stock is issued for cash, the
                     consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof;
Page 4 of 14

                           (B) When Common Stock is issued for a consideration
                     in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Company (which determination shall be conclusive absent manifest error), irrespective of any accounting treatment; provided, however, that such fair market value determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued. Current Market Price shall mean the average of the daily closing prices of one share of Common Stock for the thirty (30) consecutive business days ending on the day before the day in question and such average will be adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the average of the last reported bid and asked prices, as reported by Nasdaq on such day, or if, on any day in question, the Common Stock shall not be quoted on Nasdaq, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by Nasdaq. Notwithstanding the foregoing, if the Common Stock is not traded in such manner that the prices referred to above are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company (which determination shall be conclusive absent manifest error);

                           (C) In the case of the issuance of options to
                     purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                               (1) the aggregate maximum number of shares of
                     Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 2.5(a)(iii)(A) and (B) above with the proviso in Section 2.5(a)(iii)(B) above being applied to the number of shares of Common Stock deliverable upon such exercise) received by the Company upon the issuance of such options or rights, plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                               (2) the aggregate maximum number of shares of
                     Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversions or exchanges thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 2.5(a)(iii)(A) and (B) above with the proviso in Section 2.5(a)(iii)(B) above being applied to the number of shares of Common Stock deliverable upon such conversion, exchange or exercise);

                               (3) on any change in the number of shares of
                     Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, other than a change resulting from any antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                               (4) on the expiration of any such options or
                     rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                  (b) If the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split of shares of Common Stock, then the Conversion Price in effect immediately prior to such stock dividend, subdivision or split shall be proportionately decreased and the number of Conversion Shares shall be proportionately increased.

                  (c) If the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then the Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares shall be proportionately decreased.

                  (d) If the Company shall declare a cash dividend upon its Common Stock payable otherwise than out of earnings or earned surplus or shall distribute to holders of the Common Stock shares of its capital stock other than Common Stock, stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends and distributions) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in each such case, the Conversion Price in effect immediately prior to such dividend or distribution shall be adjusted as follows. Immediately following the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to (i) the Current Market Price of one share of Common Stock less (ii) the fair market value (as determined by the Board of Directors of the Company, which determination shall be conclusive absent manifest error) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, and of which the denominator shall be the Current Market Price.

                  (e) All calculations under this Section 2.5 shall be made to the nearest one-tenth (1/10) of a share.

                  (f) Whenever the Conversion Price shall be adjusted as provided in this Section 2.5, the Company shall prepare a statement showing the facts requiring such adjustment and the Conversion Price and the number of Conversion Shares that shall be in effect after such adjustment. The Company shall cause a copy of such statement to be sent to the Purchaser. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of Section 2.5(h) hereof.

                  (g) Adjustments made pursuant to Sections 2.5(b), (c) and (d) shall be made on the date such dividend, subdivision, split, combination or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of shareholders entitled to such dividend, subdivision, split, combination or distribution.
                  (h) In the event the Company shall propose to take any action of the types described in Sections 2.5(b), (c), or (d) the Company shall forward, at the same time and in the same manner, to the Purchaser such notice, if any, that the Company shall give to the holders of capital stock of the Company. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (i) Whenever the provisions of this Section 2.5 shall require that an adjustment shall become effective immediately after the record date for an event and the Purchaser exercises its Conversion after such record date and before the occurrence of such event, the Company may defer until the occurrence of such event issuing to the Purchaser the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment; provided, however, that the Company shall deliver to such Purchaser a due bill or other appropriate instrument evidencing such Purchaser's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                  (j) The sale or other disposition of any Common Stock theretofore held in the treasury of the Company shall be deemed to be an issuance thereof.

                  2.6 No Impairment. The Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all time in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of Purchaser of the Note against impairment.

                  2.7 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and in any event, prepare and furnish to Purchaser a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of Purchaser, furnish or cause to be furnished to Purchaser a like certificate setting forth
(a) such adjustments and readjustments, (b) the Conversion Rate at that time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of the Note.

                  2.8 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities other than this Note for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any common stock equivalents or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, other than a right to vote at a meeting of shareholders, the Company shall mail to Purchaser at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or rights.

                  2.9 Reservation of Stock Issuable Upon Conversion; Registration Rights Agreement. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The parties expressly acknowledge and agree that the Common Stock is subject to registration pursuant to the Registration Rights Agreement.

                  2.10 Conversion of Note and Effect on Beneficial Ownership. Notwithstanding anything contained herein to the contrary, the Company shall not effect any conversion of Notes, and no Purchaser of Notes shall have the right to convert any Notes, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such person's affiliates) would have acquired, through conversion of Notes or otherwise, beneficial ownership of a number of shares of Common Stock during the 60-day period ending on and including the date of such conversion (the "60-Day Period"), that, when added to the number of shares of Common Stock beneficially owned by such person (together with such person's affiliates) at the beginning of the 60-Day Period, exceeds 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted Notes beneficially owned by such person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.10, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 2.10, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than one (1) Business Day following the receipt of such notice, confirm in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the conversion of the Notes and exercise of the Warrants, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

         3.       LIQUIDATION

                  3.1 Liquidation. For purposes of this Section 3, a liquidation shall be deemed to be: (a) an assignment by the Company of substantially all of its assets for the benefit of creditors, or (b) any reorganization, composition, arrangement, liquidation or other debtor relief pursuant to any federal or state law or through the action of any trustee or receiver of substantially all of the assets of the Company, or (c) the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by way of merger or consolidation resulting in the exchange of the outstanding shares of the Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its parent or subsidiary (the transactions described in this Section 3.1 herein defined as "Sale or Merger").

                   3.2 Liquidation Rights. In the event of liquidation (as described in Section 3.1), dissolution or winding up of the Company (a "Liquidation Event"), Purchaser shall at its election, be entitled to receive in exchange for and in redemption of the Note or any portion of the principal amount thereof then outstanding, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any preferred class of stock of the Company by reason of their ownership thereof, an amount equal to the outstanding principal amount or of such portion thereof plus all accrued but unpaid interest thereon and Registration Delay Payments.

                  3.3 Payments. All of the amounts to be paid to Purchaser under this Section 3 shall be paid or set apart for payment before the consummation of a Liquidation Event, or before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of the Common Stock or any class of preferred stock in connection with any Liquidation Event. If the assets or surplus funds to be distributed to the holders of all notes, including this Note, are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the notes and this Note in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  3.4 Notice of Liquidation Event. If the Board of Directors of the Company shall declare a liquidation event (as described in Section 3.1), the Company shall mail notice thereof to the Purchaser hereof not more than ten (10) days following such declaration by the Board of Directors.

         4.       EVENTS OF DEFAULT AND REMEDIES

                  4.1 Events of Default. The following shall constitute Events of Default (for purposes of this Section 4, the term "Company" shall include Lifestream Technologies, Inc. and any majority-owned subsidiary of Lifestream Technologies, Inc.):

                  (a) default in the due and punctual payment of the principal of the Note, or any interest accrued thereon and Registration Delay Payments, when and as such payment shall become due and payable, whether at maturity or by acceleration or otherwise if such payment is not made within five (5) days or written notice given to the Company by Purchaser specifying such default; or

                  (b) any material representation or warranty of the Company in this Note that is untrue in any material respect as of the date made; or

                  (c) default in the performance or observance of any covenant or agreement of the Company in this Note and the continuance of such default for a period of thirty (30) days after there has been given to the Company by Purchaser written notice specifying such default and requiring that it be remedied. or

                  (d) actual acceleration of the maturity of indebtedness upon the occurrence of a default under any bond, note, debenture, lease or other evidence of indebtedness of the Company (other than the Note and similar notes of like tenor issued in the same offering as the Note) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed in an aggregate amount of at least $100,000.00, provided, however, that, (i) if such acceleration is rescinded, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived, or (ii) if such accelerated indebtedness in the aggregate does not exceed $100,000.00 or if such acceleration is being contested by the Company in good faith, then such acceleration shall not be deemed to be an Event of Default; or

                  (e) insolvency (as defined in the Uniform Commercial Code as in effect from time to time) of the Company; the making of an assignment for the benefit of creditors; the filing or acquiescence in the filing of a petition instituting any state or federal insolvency, bankruptcy, reorganization, arrangement, composition, or other debtor relief proceeding; the petition of or application to any tribunal for a receiver or trustee for itself or for any substantial part of any of its property; the commencement of any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any federal or state jurisdiction, whether now or hereafter in effect, or the commencement against the Company of any such proceeding or the appointment of a receiver or any trustee for the Company or any part of the Company's property; or

                  (f) the entry of any judgment against the Company or the attachment, seizure of, or levy against the Company with respect to a claim for any amount in excess of $100,000.00 that remains unpaid, unstayed, undischarged, unbonded, or undismissed for a period of thirty days; or

                  (g) the filing of record of any notice of lien, levy or assessment with respect to any or all of the Company's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental authority, or the automatic imposition of a lien, whether coate or otherwise, because of failure to pay any taxes or debt owing at any time hereafter to any one or more of such entities, upon any or all of the Company's assets, which lien is not paid on the payment date thereof unless such lien, levy or assessment is contested in good faith and for which adequate reserves have been maintained.

                  4.2      Acceleration of Maturity, Rescission and Annulment.

                  (a) If an Event of Default occurs and is continuing then and in any such case Purchaser may declare the outstanding principal amount of the Note to be due and payable immediately, without advance notice to the Company, and, upon any such declaration, the outstanding principal amount of the Note, and the interest accrued thereon and Registration Delay Payments, together with all costs of collection, shall immediately become due and payable.

                  (b) At any time after any declaration of acceleration has been made as provided in this Section 4.2, Purchaser may, by written notice to the Company, rescind and annul such declaration and its consequences. No such rescission shall affect any subsequent default or impair any right consequent thereon.

                  4.3 Suits for Enforcement. In case any one or more Events of Default shall have occurred and be continuing, Purchaser may proceed to protect and enforce Purchaser's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained herein or in aid of the exercise of any power granted herein or proceed to enforce the payment of the Note or to enforce any other legal or equitable right of Purchaser.

                  4.4 Remedies Cumulative. No remedy herein conferred upon Purchaser is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.


                  4.5 Remedies Not Waived. No course of dealing between the Company and Purchaser or any delay in exercising any rights hereunder shall operate as a waiver by Purchaser.

         5.       AMENDMENT AND WAIVER

                  5.1 Procedure for Amendment and Waiver. Any term, covenant, agreement or condition hereof may be amended by the Company and Purchaser or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by Purchaser; provided, however, that any such amendment shall be effective only if made in writing and executed by both the Company and Purchaser, and any such waiver shall be effective only if made in writing and executed by Purchaser; and, further provided that no such waiver shall extend to or affect any obligation which is not expressly so waived.

         6.       MISCELLANEOUS

                  6.1 Successors and Assigns and Bound by Covenants. All covenants, stipulations, promises and agreements herein contained shall bind and inure to the benefit of the Company and Purchaser and their respective permitted successors and assigns.

                  6.2 Severability. If any one or more of the provisions of this Note shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions hereof shall not in any way be impaired.

                  6.3 Headings. The headings in this Note are inserted for convenience only and do not constitute a part of this Note.

                  6.4 Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of New York.

                  6.5 Loss, Theft, Destruction or Mutilation of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of any indemnity bond in such reasonable amount as the Company may determine or, in the case of any such mutilation, upon surrender and cancellation of the Note, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest and Registration Delay Payments have been paid on the Note so lost, stolen, destroyed or mutilated.

                  6.6 Survival of Covenants, Representations and Warranties. All representations, warranties, covenants and agreements of the Company contained in the Note shall survive the execution and delivery of the Note and shall continue in full force and effect thereafter.

                  6.7 Assignment. Subject to applicable securities laws, Purchaser may assign or sell or otherwise convey the Note or any and all of the rights and interests inuring to its benefit hereunder with the consent of the Company, which consent may not be unreasonably withheld. In the event that, with the consent of the Company, Purchaser proposes to assign the Note to more than one person to hold same as tenants-in-common or any similar joint ownership, the provisions of the Note shall be modified by agreement of the Company and Purchaser to reflect such proposed assignment, including a modification of
Section 5 hereof to provide for amendment or waiver by the Company and the holders of two-thirds (2/3) of the outstanding principal amount.

                  6.8 Interest Rights Preserved. A Note delivered upon transfer of or in exchange for or in lieu of this Note shall carry all the rights to interest accrued and unpaid and Registration Delay Payments, and to accrue, that were carried by this Note, and each such Note shall be so dated that neither gain nor loss in interest or Registration Delay Payments shall result from such transfer, exchange or substitution.

                  6.9 Notices. Any notice or other document required or permitted to be given or delivered to the Purchaser shall be delivered at, or sent by certified or registered mail, postage prepaid, to the Purchaser's address as set forth in the Company's records, or to such other address as shall have been furnished to the Company in writing by the Purchaser, and a copy of any such notice shall be provided to Purchaser's counsel as notified from time to time by Purchaser to the Company. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail, postage prepaid, to, the address of the Company as set forth following its signature below, or to such other address as shall have been furnished to the Purchaser in writing by the Company. Any notice or other document so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee. The addresses and facsimile numbers for such communications shall be:

         If to the Company:

                  Lifestream Technologies, Inc.
                  510 West Clearwater Loop, Suite 101
                  Post Falls, Idaho 83854
                  Attention:        Brett Sweezy

         If to Purchaser:

                  ----------------

                  ================

                  ----------------

                  ----------------

         IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name, all as of the _th day of _________, 2001.

[CORPORATE SEAL]                            LIFESTREAM TECHNOLOGIES, INC.


Attest:                                     By:
       ------------------------------          ---------------------------------
         Title:                                   Title:

                                                  510 Clearwater Loop
                                                  Suite 101
                                                  Post Falls, ID 83854